Filed Pursuant to Rule 433 under the Securities Act of 1933

Registration Statement No. 333-191114

Issuer Free Writing Prospectus dated January 21, 2014

NATIONAL RURAL UTILITIES

COOPERATIVE FINANCE CORPORATION

THREE YEAR COLLATERAL TRUST BOND TERM SHEET

Issuer:	National Rural Utilities Cooperative Finance Corporation

Expected Ratings:	A1 (Stable) / A+ (Stable) (Moody’s / S&P)

Principal Amount:	$300,000,000

Security Type:	Collateral Trust Bonds

Legal Format:	SEC Registered

Pricing Date:	January 21, 2014

Settlement Date:	January 28, 2014 (T+5)

Maturity Date:	January 27, 2017

Coupon:	1.10%

Price to Public:	99.941%

Benchmark Treasury:	0.75% due January 15, 2017

Benchmark Treasury Yield:	0.790%

Spread to Benchmark Treasury:	+33 basis points

Yield to Maturity:	1.120%

Interest Payment Dates:	Semi-annually on January 27 and July 27, commencing July 27, 2014

Optional Redemption:	At any time the Bonds will be redeemable, in whole or in part, at a redemption price equal to the greater of (1) 100% of the principal amount of the Bonds being redeemed or (2) the sum of the present values of the remaining scheduled payments of principal and interest discounted on a semi-annual basis at the Treasury Rate, plus 5 basis points, plus accrued and unpaid interest on the Bonds being redeemed to, but excluding, the redemption date.

Denominations:	$2,000 x $1,000

CUSIP:	637432MW2

Joint Book-Running Managers:	J.P. Morgan Securities LLC
Mitsubishi UFJ Securities (USA), Inc.
RBC Capital Markets, LLC
SunTrust Robinson Humphrey, Inc.
RBS Securities Inc.

Senior Co-Managers:	KeyBanc Capital Markets Inc.
Mizuho Securities USA Inc.
PNC Capital Markets LLC
Scotia Capital (USA) Inc.
US Bancorp Investments, Inc.

Co-Manager:	BBVA Securities Inc.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus for this offering in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from J.P. Morgan Securities LLC by calling collect at (212) 834-4533, Mitsubishi UFJ Securities (USA), Inc. by calling toll-free at 1-877-649-6848, RBC Capital Markets, LLC by calling toll-free at 1-866 375-6829 and SunTrust Robinson Humphrey, Inc. by calling toll-free at 1-800-685-4786.